As filed with the Securities and Exchange Commission on December 9, 2020
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FARMER BROS. CO.
(Exact name of registrant as specified in its charter)

Delaware	95-0725980
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1912 Farmer Brothers Drive
Northlake, Texas	76262
(Address of Principal Executive Offices)	(Zip Code)
FARMER BROS. CO. 2020 INDUCEMENT INCENTIVE PLAN
(Full title of the plan)
Deverl Maserang
President and Chief Executive Officer
Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262
(Name address of agent for service)
(682) 549-6600
(Telephone number, including area code, of agent for service)
 With a Copy to:
Jennifer H. Brown
General Counsel and Secretary
Farmer Bros. Co.
1912 Farmer Brothers Drive
Northlake, Texas 76262
(682) 549-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $1.00 par value per share	300,000 Shares	$4.38	$1,314,000.00	$143.36

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (this “Registration Statement”) shall also cover any additional shares of common stock, $1.00 par value per share, of Farmer Bros. Co. (“Common Stock”) which become issuable under the Farmer Bros. Co. 2020 Inducement Incentive Plan approved by the Registrant’s board of directors on March 16, 2020 (the “Inducement Plan”) by reason of any substitutions or adjustments to shares to account for any change in corporate capitalization, such as a merger, consolidation, reorganization, recapitalization, separation, partial or complete liquidation, stock dividend, stock split, reverse stock split, split up, spin-off or other distribution of stock or property of the Registrant, combination or exchange of shares, dividend in kind or other like change in capital structure.

(2)
The registration fee with respect to these shares of Common Stock has been computed in accordance with Rule 457(c) of the Securities Act, based upon the average of the reported high and low sale prices of the Common Stock on the NASDAQ Global Select Market on December 7, 2020.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees of Farmer Bros. Co. (the “Registrant”) as specified by Rule 428(b)(1) of the Securities Act. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.
The following documents, which have been previously filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:
(a) The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2020, as filed with the Securities and Exchange Commission (the “Commission”) on September 11, 2020;
(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as filed with the Commission on November 6, 2020;
(c) The Registrant’s Current Report on Form 8-K, as filed with the Commission on October 16, 2020;
(d) The information specifically incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended June 30, 2020 from the Registrant’s Proxy Statement on Schedule 14A, as filed with the Commission on October 27, 2020; and
(e) The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A (File No. 000-01375) filed with the Commission on March 16, 2005, including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on or after the date of this Registration Statement, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold at the time of such amendment, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any subsequently filed document that is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement.

Item 4.	Description of Securities.
Not required to be filed with this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.
Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its certificate of incorporation to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Such limitation is included in the Registrant’s Amended and Restated Certificate of Incorporation.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, for any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Under the Registrant’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, the Registrant’s directors and officers are entitled to indemnification to the fullest extent permitted by Delaware law. The Registrant also has entered into Indemnification Agreements with each of its directors and officers. The Indemnification Agreements do not exclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including any rights arising under the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Registrant, or the DGCL.

The Registrant maintains insurance policies under which the directors and officers of the Registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers, which could include liabilities under the Securities Act or the Exchange Act.

Item 7.	Exemption From Registration Claimed.
Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1
Amended and Restated Certificate of Incorporation of Farmer Bros. Co. (filed as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 11, 2019 and incorporated herein by reference).

4.2
Certificate of Amendment of Amended and Restated Certificate of Incorporation of Farmer Bros. Co. filed March 20, 2020. (filed as Exhibit 3.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 filed with the Commission on May 8, 2020 and incorporated herein by reference).

4.3
Amended and Restated Bylaws (filed as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2019 filed with the Commission on February 11, 2019 and incorporated herein by reference).

4.4	Amendment No. 1 to Amended and Restated Bylaws of Farmer Bros. Co. (filed as Exhibit 3.4 to the Registrant’s Annual Report on Form 10-K filed with the Commission on September 11, 2020).
5.1*	Opinion of Latham & Watkins LLP.
23.1*	Consent of Deloitte & Touche LLP.
23.2*	Consent of Latham & Watkins LLP (contained in Exhibit 5.1).
24.1*	Powers of Attorney (included on the signature page hereto).
99.1	Farmer Bros. Co. 2020 Inducement Incentive Plan (filed as Exhibit 10.3 to the Registrant’s Form 8-K filed with the Commission on March 16, 2020 and incorporated herein by reference).

*Filed herewith

Item 9.	Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided however, that: paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Northlake, State of Texas on December 9, 2020.

FARMER BROS. CO.

By:	/s/ Scott R. Drake
Scott R. Drake
Chief Financial Officer
(principal financial officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Deverl Maserang, Scott R. Drake and Jennifer H. Brown and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney shall be governed by and construed with the laws of the State of Delaware and applicable federal securities laws.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Deverl Maserang	President and Chief Executive Officer and Director (Principal Executive Officer)	December 9, 2020
Deverl Maserang

/s/ Scott R. Drake	Chief Financial Officer (Principal Financial Officer)	December 9, 2020
Scott R. Drake

/s/ Scott Lyon	Vice President, Controller & Treasurer (Principal Accounting Officer)	December 9, 2020
Scott Lyon

/s/ Allison M. Boersma	Director	December 9, 2020
Allison M. Boersma

/s/ Alfred Poe	Director	December 9, 2020
Alfred Poe

/s/ Stacy Loretz-Congdon	Director	December 9, 2020
Stacy Loretz-Congdon

/s/ Charles F. Marcy	Director	December 9, 2020
Charles F. Marcy

/s/ Christopher P. Mottern	Director	December 9, 2020
Christopher P. Mottern